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                                                                    EXHIBIT 21.1

LIST OF SUBSIDIARIES


Waterlink Technologies, Inc., a Delaware Corporation
Waterlink Management, Inc., an Ohio Corporation
Barnebey Sutcliffe Corporation, an Ohio Corporation
C'treat Offshore, Inc., a Texas Corporation
Waterlink UK Holdings Limited, a UK corporation
Sutcliffe Speakman Limited, a UK corporation
Sutcliffe Croftshaw Limited, a UK corporation